Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

COUCHE-TARD U.S. INC.

CT-US ACQUISITION CORP.

and

THE PANTRY, INC.

Dated as of December 18, 2014

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2014 (this “Agreement”), among COUCHE-TARD U.S. INC., a Delaware corporation (“Parent”), CT-US ACQUISITION CORP., a Delaware corporation and a direct Wholly Owned Subsidiary of Parent (“Merger Sub”), and THE PANTRY, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub will be merged with and into the Company under the Laws of Delaware (the “Merger”), with the Company surviving the Merger and becoming a Wholly Owned Subsidiary of Parent as a result of the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company unanimously has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the surviving corporation in the Merger and continue as a Delaware corporation (the “Surviving Corporation”) as a result of the Merger.

Section 1.2. Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Merger (the “Closing”) will take place on the date that is the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article VIII unless another time or date is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”). The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the parties hereto.

Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger executed in accordance with, and in such form as required by, the relevant provisions of the DGCL (the “Certificate of Merger”), substantially in the form of Exhibit A hereto. The Merger shall become effective upon the filing of the Certificate of Merger in accordance with the DGCL, or at such later time as is agreed by the parties hereto prior to the Closing Date and specified in the Certificate of Merger (the “Effective Time”).

Section 1.4. Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided for in the DGCL. Under the DGCL, from and after the Effective Time: (a) the Merger of the Company and Merger Sub and their continuance as one company shall become effective; (b) the property of each of the Company and Merger Sub shall become the property of the Surviving Corporation; (c) the Surviving Corporation shall continue to be liable for the obligations and liabilities of each of the Company and Merger Sub; (d) any existing cause of action, claim or liability to prosecution shall be unaffected; (e) a civil, criminal or administrative action or proceeding pending by or against the Company or Merger Sub may be continued to be prosecuted by or against the Surviving Corporation; and (f) a conviction against, or ruling, order or judgment in favor of or against, the Company or Merger Sub may be enforced by or against the Surviving Corporation.

Section 1.5. Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the certificate of incorporation and by-laws of Merger Sub, and as so amended shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.6. Directors; Officers.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) Each of the parties hereto shall take all necessary action to cause the officers of the Company immediately prior to the Effective Time to be the officers of the

Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 1.7. Effect on Share Capital. Pursuant to the terms of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares or shares to be canceled pursuant to Section 1.7(f)) shall be converted automatically into and shall thereafter represent the right to receive $36.75 in cash, without interest (the “Merger Consideration”).

(b) As of the Effective Time, all shares of Company Common Stock (other than Dissenting Shares or shares referred to in Section 1.7(f)) shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration to be paid in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2, without interest.

(c) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who has properly exercised and perfected its, his or her appraisal rights under Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (or any successor provision) (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If, after the Effective Time, any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.2, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate, at its expense, in negotiations and proceedings with respect to such demands for appraisal. Without limiting the generality of the foregoing, prior to the Effective Time the Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), make any material payment or agree to make any material payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(e) Changes to Company Stock. If prior to the Effective Time, the Company should split, subdivide, consolidate, combine or otherwise reclassify the Company Common Stock, or pay a stock dividend in Company Common Stock, or otherwise change the Company Common Stock into any other securities, or make any other such stock dividend in respect of the Company Common Stock, then the Merger Consideration and any other number or amount contained herein that is based upon the price of Company Common Stock or the number of shares of Company Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

(f) Cancellation of Treasury Stock and Parent-Owned Stock; Treatment of Stock Held by Company Subsidiaries. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect Wholly Owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Any shares of Company Common Stock owned by any direct or indirect Wholly Owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall be canceled and shall cease to exist.

Section 1.8. Treatment of Options, Restricted Shares and Restricted Stock Units.

(a) Each option to purchase shares of Company Common Stock that is outstanding immediately prior to the Effective Time that was granted pursuant to any of the Company’s 1999 Stock Option Plan, as amended, or the Company’s 2007 Omnibus Plan, as amended (collectively, the “Company Stock Plans”), whether vested or unvested (each, a “Company Option”), shall, as of the Effective Time, become fully vested (to the extent not already vested) and be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock of such Company Option multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Option. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company Options the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Law relating to Tax with respect to the making of such payment, within three calendar days following the Effective Time. If the applicable exercise price per share of Company Common Stock equals or exceeds the Merger Consideration, such Company Option shall be cancelled without payment of additional consideration, and all rights with respect to such Company Option shall terminate as of the Effective Time.

(b) Each award of Company Common Stock granted subject to vesting or other lapse restrictions pursuant to any of the Company Stock Plans that is outstanding immediately prior to the Effective Time, whether vested or unvested (each, a “Company Restricted Share Award”), shall, as of the Effective Time, become fully vested (without regard to the satisfaction of any performance condition, vesting or other lapse restriction) and be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to such Company Restricted Share Award (which for each Company Restricted Share Award that is subject to performance-based vesting and for which the performance period is incomplete as of the Effective Time, the number of shares of Company Common Stock subject to such award shall be determined pursuant to the last sentence of this Section 1.8(b)) by (ii) the Merger Consideration. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company Restricted Share Awards the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Law relating to Tax with respect to the making of such payment, within three calendar days following the Effective Time. For each Company Restricted Share Award that is subject to performance-based vesting and for which the performance period is incomplete as of the Effective Time, the number of shares of Company Common Stock, for purposes of subclause (i) above, shall be determined based on the greater of (x) the target number of shares of Company Common Stock subject to such Company Restricted Share Award and (y) actual performance achieved during the twelve (12) month period ending on the last day of the fiscal month most recently completed on or prior to the Effective Time.

(c) Each award of restricted stock units granted pursuant to any of the Company Stock Plans that is outstanding immediately prior to the Effective Time, whether vested or unvested (each, a “Company RSU Award”), shall as of the Effective Time, become fully vested (without regard to the satisfaction of any performance condition, vesting or other lapse condition) and be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to such Company RSU Award by (ii) the Merger Consideration. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company RSU Awards the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Law relating to Tax with respect to the making of such payment, within three calendar days following the Effective Time.

ARTICLE II.

EXCHANGE OF CERTIFICATES

Section 2.1. Exchange Fund. At or prior to the Effective Time, Parent shall deposit with an experienced bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.7, immediately available funds equal to the aggregate Merger Consideration, and Parent shall instruct the Exchange Agent to timely pay the Merger Consideration subject to and in accordance with the terms of Section 2.2 of this Agreement. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Such aggregate cash deposited with the Exchange Agent shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion or (v) any registered open end investment company holding itself out as a “money market fund” or whose investments are otherwise restricted principally to the instruments described in subclauses (i) through (iv) above.

Section 2.2. Exchange Procedures. As promptly as practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Exchange Agent will send to each record holder of shares of Company Common Stock other than Dissenting Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent and shall be in a reasonable and customary form) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of a Certificate or Book-Entry Shares, upon surrender of a Certificate or Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and the Certificate and Book-Entry Share so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable pursuant to Section 1.7(a) or Section 1.8. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

Section 2.3. No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares.

Section 2.4. Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.7. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable abandoned property, escheat, or other similar Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.5. No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.6. Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.7. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, any holder of Company Options and any holder of Company Restricted Share Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 2.8. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver any deeds, bills of sale, assignments or assurances and to take and do any other actions and things in each case to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.9. Stock Transfer Books. At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in the Company’s Annual Report on Form 10-K for its fiscal year ended September 25, 2014, as filed with the SEC on December 9, 2014 (the “2014 Form 10-K”) (other than information that is contained solely in the “Risk Factors” or “Forward-Looking Statements” sections of the 2014 Form 10-K or other information in the 2014 Form 10-K to the extent such information is general, nonspecific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Corporate Organization. Each of the Company and its Subsidiary is duly organized, validly existing and in good standing or similar concept under the Laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Company Material Adverse Effect. Copies of the Company Organizational Documents, with all amendments thereto to the date hereof, have been made available to Parent or its representatives, and such copies are accurate and complete as of the date hereof.

Section 3.2. Qualification to Do Business. Each of the Company and its Subsidiary is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing or similar concept in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.3. No Conflict or Violation. The execution, delivery and, subject to the receipt of the Required Company Vote, performance by the Company of this Agreement do not and will not (i) violate or conflict with any provision of any Company Organizational Document or any of the organizational documents of the Company’s Subsidiary, (ii) subject to the receipt of any consents set forth in Section 3.4, violate any provision of Law, or any order, judgment or decree of any Governmental Entity, (iii) subject to the receipt of any consents set forth on Schedule 3.4, result in the creation or imposition of any Lien (other than any Permitted

Lien) upon any of the assets, properties or rights of either of the Company or its Subsidiary or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Company Licenses and Permits or (iv) except as set forth on Schedule 3.3, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, in any material respect, any Material Contract, except with respect to clauses (ii), (iii) and (iv), for any such violations, Liens, breaches or defaults that would not individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except for: (i) the filing of the Certificate of Merger with the Secretary of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent, the Company or any Subsidiary is qualified to do business as set forth on Schedule 3.4; (ii) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”); (iii) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 3.4; (iv) compliance with the applicable provisions of the NASDAQ Global Select Market; and (v) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.5. Authorization and Validity of Agreement. The Company has the requisite corporate power and authority to execute, deliver and, subject to receipt of the Required Company Vote, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the Required Company Vote, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Company’s stockholders for adoption, and (iv) resolved to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.6. Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock. As of December 16, 2014:

(i) 23,013,030 shares of Company Common Stock and no shares of preferred stock are issued and outstanding;

(ii) 517,747 shares of Company Common Stock are underlying Company Options;

(iii) 421,281 shares of Company Common Stock are underlying Company Restricted Share Awards (including the fiscal 2015 Company Restricted Share Awards set forth in Schedule 5.1(a)(ii)), calculated in accordance with the last sentence of Section 1.8(b) assuming maximum achievement of any applicable performance goals; and

(iv) 9,066 shares of Company Common Stock are underlying Company RSU Awards.

(b) The issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth above in Section 3.6(a), there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by the Company or its Subsidiary), that are convertible into or exercisable for a share of Company Common Stock on a deferred basis or otherwise, or other subscriptions, options, warrants, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company, or other rights that are linked to, or based upon, the value of shares of Company Common Stock. As of the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Surviving Corporation pursuant to any Company Benefit Plan.

(c) The Company has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to Parent, the Merger or the other transactions contemplated by this Agreement.

Section 3.7. Subsidiaries.

(a) The Company has no direct or indirect Subsidiaries except as set forth on Schedule 3.7.

(b) All of the outstanding shares of capital stock, or membership interests or other ownership interests of, the Company’s Subsidiary, as applicable, are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Company, directly or indirectly. The Company has, as of the date hereof and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, its Subsidiary, free and clear of any Liens other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, the Company’s Subsidiary, as applicable, are the sole outstanding securities of such Subsidiary and there are no outstanding subscriptions, options, warrants, rights or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company’s Subsidiary.

Section 3.8. Company SEC Reports.

(a) The Company has filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), with the SEC since September 28, 2012 (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed on or prior to the date hereof, each of the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company’s Subsidiary is not required to file or furnish any forms, reports or other documents with the SEC.

(b) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or as permitted by Regulation S-X, and except with respect to unaudited statements as permitted by Form 10-Q or Form 8-K of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments, which are not expected to be material in amount or effect, and the absence of complete footnotes) in all material respects the consolidated financial position of the Company and its Subsidiary as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(c) The management of the Company has (i) implemented and maintains (x) disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances (1) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (2) that receipts and expenditures of the Company and its Subsidiary are being made only in accordance with authorizations of management and the Company’s Board of Directors, and (3) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiary’s assets that could have a material effect on the Company’s financial statements, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (X) any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (Y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d) The Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company stockholders meeting to approve and adopt this Agreement and the Merger (the “Company Stockholders Meeting”) and any amendments or supplements thereto (the “Proxy Statement”), to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (including any amendment or supplement or document incorporated by reference) shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or subject matter that has become false or misleading. The Proxy Statement will, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 3.9. Absence of Certain Changes or Events.

(a) Since September 25, 2014 through the date hereof, there has not been any Company Material Adverse Effect.

(b) Except as set forth on Schedule 3.9(b), and, except for discussions, negotiations, and transactions related to this Agreement, since September 25, 2014 through the date hereof, the Company has operated in the ordinary course of business and neither the Company nor its Subsidiary has:

(i) incurred or guaranteed any indebtedness for borrowed money in excess of $10 million in the aggregate, other than between the Company or its Subsidiary;

(ii) failed to pay or satisfy any obligation or liability or accounts payable in excess of $10 million, other than Permitted Liens and obligations and liabilities being contested in good faith and for which adequate reserves have been provided in accordance with GAAP;

(iii) sold or transferred any of its material assets or canceled any material debts or claims or waived any material rights in excess of $10 million;

(iv) granted an increase in the compensation or benefits of any current or former director, officer or employee of the Company or its Subsidiary other than increases in accordance with past practice not exceeding 5% of the employee’s annual base compensation then in effect;

(v) entered into, adopted, amended or otherwise increased the benefits under any (A) employment, change of control, retention or severance agreement or arrangement with respect to any key employee or (B) any Company Benefit Plan, except in each case other than in the ordinary course of business consistent with past practice or as required by applicable Law;

(vi) declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock, membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock, membership interests or other securities, or agreed to do so; or

(vii) entered into any agreement or made any commitment to do any of the foregoing.

Section 3.10. Tax Matters. Except as set forth on Schedule 3.10 or as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) (i) the Company and its Subsidiary has each filed when due all Tax Returns required by applicable Law to be filed by it; (ii) all such Tax Returns were true, correct and complete as of the time of such filing; (iii) all Taxes shown on such Tax Returns as due and payable have been duly and timely paid; and (iv) as of the date of the latest financial statements of the Company, any liability of the Company or its Subsidiary for accrued Taxes not yet due and payable, or that are being contested in good faith, has been provided for on the financial statements of the Company in accordance with GAAP;

(b) there is no action, suit, proceeding, investigation or audit now pending with respect to the Company or its Subsidiary in respect of any Tax, nor has any claim for additional Tax been asserted in writing by any taxing authority;

(c) since January 1, 2010, no claim has been made in writing by any taxing authority in a jurisdiction where the Company or its Subsidiary has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction;

(d) (i) there is no outstanding request for any extension of time for the Company or its Subsidiary to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or its Subsidiary that is currently in force; and (iii) neither the Company nor its Subsidiary is a party to or bound by any agreement with a Person other than the Company or its Subsidiary (other than any customary commercial contract not primarily related to Taxes or commercial lending arrangements) providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

(e) the Company and its Subsidiary have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

(f) within the last two years, neither the Company nor its Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code;

(g) there is no Lien, other than a Permitted Lien, on any of the assets or properties of the Company and its Subsidiary that arose in connection with any failure or alleged failure to pay any Tax;

(h) neither the Company nor its Subsidiary has any liability for the Taxes of any Person (other than any of the Company and its Subsidiary) under Treasury Regulations § 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by contract (other than any customary commercial contract not primarily related to Taxes or commercial lending arrangements);

(i) the Company and its Subsidiaries have not entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to any Taxes affecting or relating to the Company and its Subsidiary; and

(j) during the five years preceding the date hereof, there has been no change in any method of accounting utilized by the Company or its Subsidiary that would require any adjustment to taxable income pursuant to the Code after the Closing Date (or any similar or corresponding provision of state, local or foreign Law), and neither the Internal Revenue Service nor any other Governmental Entity has proposed any such adjustment or change in the method of accounting.

Section 3.11. Absence of Undisclosed Liabilities. As of the date of this Agreement, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of a type that would be required to be reflected on a balance sheet of the Company prepared in accordance with GAAP, except for liabilities or obligations (a) that were incurred after September 25, 2014 in the ordinary course of business consistent with past practice, (b) that were set forth on the Company’s consolidated balance sheet for the fiscal year ended September 25, 2014 included in the Company Financial Statements in the Company SEC Reports prior to the date hereof, (c) that were incurred under this Agreement or in connection with the transactions contemplated hereby or (d) that would not have a Company Material Adverse Effect.

Section 3.12. Company Property.

(a) To the Knowledge of the Company, the Company and its Subsidiary have good and valid title to all of the material real property owned by the Company and its Subsidiary (the “Company Owned Real Property”) in all material respects, free and clear of Liens other than Permitted Liens.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each lease, license, sublease and occupancy agreement, together with any material amendments thereto (each, a “Company Lease” and collectively, the “Company Leases”; the Company Leases together with the Company Owned Real Property, collectively, the “Company Property”) with respect to all real property leased, licensed, subleased or otherwise used or occupied by the Company or its Subsidiary as lessee or sublessee as of the date hereof is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of the other party or parties thereto, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy, creditor’s rights or similar Laws, and subject to Permitted Liens. Neither the Company nor its Subsidiary is in material breach or material default under any of the Company Leases except as would not reasonably be expected to have a Company Material Adverse Effect, and, except pursuant to the terms of each Company Lease, no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Company Lease except as would not reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, all buildings, structures, fixtures, building systems and equipment, and all components that are part of the Company Property are in material compliance with all applicable Laws and are structurally sound and in good operating condition in all material respects and in a state of good and working maintenance and repair in all material respects, and are reasonably adequate and reasonably suitable for the operation of the Company’s business except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, each Company Property is in compliance in all material respects with all applicable zoning requirements and the current use of such Company Property is a permitted or legally established use under applicable zoning requirements. To the Knowledge of the Company, there is no pending or written or oral threat of condemnation or similar action affecting any of the Company Property.

Section 3.13. Intellectual Property.

(a) Except as set forth on Schedule 3.13(a), (i) the Company and its Subsidiary own all right, title and interest in and to, or have valid and enforceable licenses to use, all material Company Intellectual Property used in the operation of the business as presently conducted; (ii) to the Knowledge of the Company, no third party is infringing any material Company Owned Intellectual Property; (iii) the Company and its Subsidiary are not infringing, misappropriating or violating any material Intellectual Property right of any third party; and (iv) there is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary: (x) alleging any such violation, misappropriation or infringement of a third party’s Intellectual Property rights, or (y) challenging the Company’s or its Subsidiary’s ownership or use of, or the validity or enforceability of, any Company Owned Intellectual Property.

(b) Schedule 3.13(b) sets forth a true, correct and complete list of all issued Patents, registered trademarks and service marks, registered copyrights, and applications for any of the foregoing, in each case issued by, filed with, or recorded by, any Governmental Entity and constituting Company Owned Intellectual Property (“Company Registered Intellectual Property”) and the owner of record, date of application, registration or issuance, and relevant jurisdiction as to each. All Company Registered Intellectual Property is owned by the Company and/or its Subsidiary, free and clear of all Liens other than Permitted Liens.

(c) Schedule 3.13(c) sets forth a complete list of all material agreements relating to the Company Owned Intellectual Property or the right of the Company or its Subsidiary to use the proprietary rights of any third party. The consummation of the transactions contemplated hereunder shall not have the effect of restricting or altering the Company’s or its Subsidiary’s rights in or to any of the material Company Owned Intellectual Property or to any third party Intellectual Property that the Company or its Subsidiary have a right or license to use and that is material to the operation of the business as presently conducted.

(d) The Company and its Subsidiary have in place commercially reasonable measures to protect and preserve the confidentiality of their trade secrets and other material confidential information.

Section 3.14. Licenses and Permits. The Company and its Subsidiary own or possess all right, title and interest in and to all licenses, permits, franchises, registrations, authorizations and approvals issued or granted by any Governmental Entity that is required by applicable Law in order for the Company and its Subsidiary to conduct its business as it is being conducted as of the date hereof (the “Company Licenses and Permits”) except where failure to so own or possess such Company Licenses and Permits would not have a Company Material Adverse Effect. The Company Licenses and Permits are, in all material respects, valid and in full force and effect and neither the Company nor its Subsidiary is in violation of any of the Company Licenses and Permits, except where the violation has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.15. Compliance with Law.

(a) Since September 29, 2011, the operations of the business of the Company and its Subsidiary have been conducted in accordance with all applicable Laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations, except where the failure to be in compliance has not had and would reasonably be expected not to have a Company Material Adverse Effect.

(b) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market.

Section 3.16. Litigation. Except as set forth on Schedule 3.16, there are no claims, actions, suits, proceedings, or, to the Knowledge of the Company, investigations pending or, to the Knowledge of the Company, threatened, before any Governmental Entity, brought by or against any of the Company or its Subsidiary or any of their officers or directors involving or relating to the Company or its Subsidiary, other than any such claim, action, suit, proceeding, or investigation that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.16, there is no material judgment, decree, injunction, rule or order of any Governmental Entity outstanding, or to the Knowledge of the Company, threatened, against either the Company or its Subsidiary.

Section 3.17. Contracts.

(a) Except for this Agreement, each Company Benefit Plan and the contracts filed as exhibits to the Company SEC Reports, Schedule 3.17(a) sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all contracts to which the Company or its Subsidiary is a party or by which the Company, its Subsidiary or any of their respective properties or assets is bound (other than Company Benefit Plans and Company Leases) that:

(i) are currently in effect and would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relate to indebtedness having an outstanding amount in excess of $10 million individually or $50 million in the aggregate, other than any indebtedness between the Company and its Subsidiary;

(iii) involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract (or series of related contracts) in excess of $5 million;

(iv) are contracts (or a series of related contracts, with a supplier or a group of a suppliers) for the purchase or sale of materials, supplies, goods,

services, equipment or other assets providing for annual payments by the Company and its Subsidiary or to the Company and its Subsidiary, respectively, of $10 million or more, other than those that can be terminated by the Company or its Subsidiary on less than 90 days’ notice without payment by the Company or its Subsidiary of any material penalty;

(v) are material franchise contracts related to the operation by the Company and its Subsidiary of food and beverage franchises (including quick service restaurants) at any Company Property;

(vi) are contracts between the Company or its Subsidiary, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or five percent (5%) stockholders of the Company, on the other hand, other than employment related contracts set forth on Schedule 3.18(f) and indemnification, stock option or restricted stock contracts entered into in the ordinary course of business; or

(vii) are material dealer or branded retailer contracts.

(b) Each Material Contract is valid and binding on the Company and its Subsidiary to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.18. Employee Benefit Plans; Employees.

(a) Schedule 3.18(a) lists all material Company Benefit Plans. With respect to each material Company Benefit Plan, the Company has delivered or made available to Parent copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent favorable determination letter from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) Except as would not have or reasonably be expected to have a Company Material Adverse Effect or as set forth on Schedule 3.18(b), (i) no Company Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Company Benefit Plan provides health or other welfare benefits to former employees of the Company or its Subsidiary other than health continuation coverage pursuant to COBRA, (ii) each Company Benefit Plan has been maintained and administered in compliance in all respects with the applicable requirements of ERISA, the Code and any other applicable Laws, (iii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan; (iv) no liability under Title IV of ERISA has been or, to the Knowledge of the Company, is reasonably expected to be incurred by the Company; (v) to the Knowledge of the Company, neither the Company nor its Subsidiary has engaged in any transaction with respect to any Company Benefit Plan that would be reasonably likely to subject the Company or its Subsidiary to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law; and (vi) to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to subject the Company or its Subsidiary to any assessable payment under Section 4980H of the Code with respect to any period prior to the Effective Time.

(c) All material contributions and other material payments required to be made by the Company to any Company Benefit Plan have been made, or reserves adequate for such contributions or other payments have been set aside therefor. Except as would not have or reasonably be expected to have a Company Material Adverse Effect or as set forth on Schedule 3.18(c), (i) the Company is not in default in performing any of its material contractual obligations under any Company Benefit Plan or any related trust agreement or insurance contract, (ii) the Company has paid all liabilities for insurance premiums for benefits provided under the insured Company Benefit Plans and has paid all amounts due and (iii) there are no outstanding liabilities under any Company Benefit Plan other than liabilities for benefits to be paid in the ordinary course of business to participants in such Company Benefit Plans and their beneficiaries.

(d) Except as set forth on Schedule 3.18(d) or as required pursuant to the terms of this Agreement or applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company or its Subsidiaries.

(e) Except as would not have or reasonably be expected to have a Company Material Adverse Effect or as set forth on Schedule 3.18(e), (i) the Company and each of its Subsidiaries are in compliance, in all respects, with all applicable Laws regarding employment, labor and wage and hour matters; (ii) with respect to each employee of the Company or its Subsidiary, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) neither the Company nor its Subsidiary is a party to any collective bargaining agreement or other contract with any labor organization or other representative of any of its employees; (iv) there are no material strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other material labor disputes, pending or, to the Knowledge of the Company, threatened against or involving any of the employees of the Company or its Subsidiaries.

(f) The Company and its Subsidiary are not delinquent in any material respect in payments to any employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them.

(g) Except as set forth on Schedule 3.18(g)(i), there are no written employment contracts or agreements for a specified duration that cannot be terminated on less than sixty (60) days’ notice without penalty or severance obligation, agreements providing for severance or other benefits in the event of termination (other than accrued obligations), or agreements establishing a standard of “just cause” by the employee for dismissal between the Company or its Subsidiary and any of its current management employees. The Company has made available to Parent complete copies of the Company’s formal severance plans and policies applicable to its employees. Except as set forth in such severance plans and policies or as set forth on Schedule 3.18(g)(ii), upon termination of the employment of any of the Company’s employees after the date hereof or after the Effective Time, neither the Company nor the Surviving Corporation will be liable to any of the terminated employees for severance pay or other severance benefits.

(h) During the five years preceding the date hereof, the Company has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility used in connection with its business; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility used in connection with its business.

Section 3.19. Insurance. Except as would not have a Company Material Adverse Effect, all surety bonds, fidelity bonds and all material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring each of the Company and its Subsidiary and their material assets, properties and operations are in full force and effect. Except as would not have a Company Material Adverse Effect, neither the Company nor its Subsidiary is in default under any provisions of any such policy of insurance nor has the Company or its Subsidiary received notice of cancellation of or canceled any such insurance.

Section 3.20. Affiliate Transactions. Except as set forth in the Company SEC Reports filed prior to the date hereof or as set forth on Schedule 3.20, there are no transactions, agreements, arrangements or understandings between the Company or its Subsidiary, on the one hand, and any director or executive officer of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on Schedule 3.17(a).

Section 3.21. Environmental Matters. Except as would not have a Company Material Adverse Effect: (a) Since September 29, 2011, each of the Company and its Subsidiary is and has been in compliance with all applicable Laws, regulations or other legal requirements relating to the protection of the environment or human health and safety (“Environmental Laws”), which compliance includes obtaining, maintaining or complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no investigation, suit, claim, action or proceeding relating to or arising under any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary or any real property owned, operated or leased by the Company or its Subsidiary, (c) neither the Company nor its Subsidiary has received any written notice of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements on the part of the Company or its Subsidiaries relating to or arising under Environmental Laws, (d) there are and have been no

Hazardous Materials present on any real property owned or leased by the Company or its Subsidiary in a manner and concentration that would reasonably be expected to result in any claim against the Company or its Subsidiaries under any Environmental Law, and (e) as of the date hereof, the Company’s underground storage tank systems (“UST Systems”) comply with all applicable requirements relating to the registration, reporting, licensing, use and maintenance of UST Systems such that its UST Systems (and the Company as the owner and/or operator thereof) qualify for inclusion in all applicable federal, state and local government funds for the reimbursement of corrective action costs relating to UST Systems (“UST Funds”) and for all applicable reimbursement pursuant to such UST Funds.

Section 3.22. No Brokers. Except as set forth on Schedule 3.22, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Company or its Subsidiary in connection with this Agreement or the transactions contemplated hereby other than Merrill Lynch, Pierce, Fenner & Smith Incorporated. The aggregate compensation payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated (and any other brokers) by the Company or its Subsidiary in connection with the Merger and the other transactions contemplated by this Agreement will not exceed the amount set forth on Schedule 3.22.

Section 3.23. State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Organizational Documents is, or at the Effective Time will be, applicable to this Agreement, the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

Section 3.24. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date of this Agreement, to the effect that, as of such date, and based on and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair from a financial point of view to such holders. A written copy of such opinion will be made available to Parent solely for informational purposes promptly following execution of this Agreement.

Section 3.25. Vote Required. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders Meeting, or any adjournment or postponement thereof, in each case at which a quorum is present in accordance with the by-laws of the Company, in favor of the adoption of this Agreement (the “Required Company Vote”) is the only vote or consent of the holders of any class or series of the Company’s share capital necessary to approve and adopt this Agreement and the transactions contemplated hereby and thereby, including the Merger.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1. Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing or similar concept under the Laws of the jurisdiction of its organization, and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its businesses as now conducted except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Parent Material Adverse Effect. Copies of the Parent Organizational Documents and the organizational documents of Merger Sub, with all amendments thereto to the date hereof, have been made available to the Company or its representatives, and such copies are accurate and complete as of the date hereof.

Section 4.2. No Conflict or Violation. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not and will not (i) violate or conflict with any provision of any Parent Organizational Document or any of the organizational documents of Merger Sub, (ii) subject to the receipt of any consents set forth in Section 4.3, violate any provision of Law, or any order, judgment or decree of any Governmental Entity, (iii) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either of Parent, Merger Sub or any of Parent’s other Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Parent licenses and permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or instrument to which Parent, Merger Sub or any of Parent’s Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject except in each case with respect to clauses (ii), (iii) and (iv), for any such violations, breaches or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.3. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the performance by Parent or Merger Sub of their obligations hereunder, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent, the Company or any Subsidiary is qualified to do business; (ii) the filing of a Notification and Report Form under the HSR Act and other filings under applicable antitrust, competition or similar Laws of other jurisdictions; and (iii) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.4. Authorization and Validity of Agreement. Parent and Merger Sub have all requisite corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Parent and Merger Sub and all other necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby.

This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, shall constitute a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.5. Capitalization of Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent or a Wholly Owned Subsidiary of Parent may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.6. Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries or Affiliates expressly for inclusion in the Proxy Statement will, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement provided by Parent or its Subsidiaries or Affiliates expressly for inclusion in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or subject matter that has become false or misleading.

Section 4.7. No Brokers. The Company will not be liable for any brokerage, finder’s or other fee or commission to any consultant, broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.8. Financing. At the Effective Time, Parent will have available, and will make available to Merger Sub, all of the funds necessary to consummate the Merger, including the payment of the Merger Consideration in exchange for each share of outstanding Company Common Stock and the consideration in respect of Company Options and Company Restricted Share Awards.

Section 4.9. Board Approval. The Board of Directors of Parent, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interests of, Parent, and (ii) approved this Agreement and the transactions contemplated hereby and thereby, including the Merger. Parent hereby agrees to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of Parent described in this Section 4.9.

Section 4.10. No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by applicable Law, the Parent Organizational Documents or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

Section 4.11. Litigation. There are no claims, actions, suits, proceedings, or, to the Knowledge of Parent, investigations pending or, to the Knowledge of Parent, threatened, against Parent or Merger Sub before any Governmental Entity, except as would not reasonably be expected to have a Parent Material Adverse Effect. There is no material judgment, decree, injunction, rule or order of any Governmental Entity outstanding, or to the Knowledge of Parent, threatened, against either Parent or Merger Sub, except as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.12. Ownership of Company Common Stock. Neither Parent nor Merger Sub is, or at any time during the last three years has been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL. Neither Parent nor any of Parent’s controlled Affiliates directly or indirectly owns, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock.

Section 4.13. Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying, and neither Parent nor Merger Sub has relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Merger and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b) In connection with the due diligence investigation of the Company and its Subsidiaries by Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiary and their businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against any of the Company and its Subsidiary, or any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge and agree that none of the Company and its Subsidiary, nor any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

Section 4.14. Solvency. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the Merger and the payment of the aggregate Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement, (c) the accuracy of the representations and warranties of the Company set forth in Article III, (d) payments of all amounts required to be paid in connection with the consummation of the Merger, and (e) payment of all related fees and expenses, each of Parent and the Company and its Subsidiary will be Solvent as of the Effective Time and immediately after the consummation of the Merger. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an “unreasonably small amount of capital” for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.15. Certain Arrangements. As of the date of this Agreement, there are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or its Subsidiary or the Merger or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

ARTICLE V.

COVENANTS OF THE COMPANY

The Company hereby covenants as follows:

Section 5.1. Conduct of Business Before the Closing Date.

(a) The Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise contemplated by the terms of this Agreement or required by Law), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed, or conditioned): (i) the businesses of the Company and its Subsidiary shall be conducted in the ordinary course of business consistent with past practice; and (ii) the Company shall use its commercially reasonable efforts consistent with the foregoing to maintain all material Company Property in good operating condition and repair (ordinary course of business ordinary wear and tear excepted), to preserve substantially intact the business organization of the Company and its Subsidiary, to keep available the services of the present officers and key employees of the Company and its Subsidiary and to preserve, in all material respects, the present relationships of the Company and its Subsidiary with their material customers and suppliers and others having business relations with the Company. Without limiting the generality of the foregoing, neither the Company nor its Subsidiary shall (except as specifically contemplated by the terms of this Agreement, required by Law, or as set forth on Schedule 5.1(a)), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) make any change in any of its organizational documents;

(ii) issue any additional shares of capital stock (other than upon the exercise of Company Options outstanding on the date hereof or as set forth on Schedule 5.1(a)(ii)), or other equity securities or grant any option, warrant or right to acquire any capital stock, or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iii) make any sale, assignment, transfer, abandonment, lease, sublease or other conveyance of any material asset or the Company Property (other than (A) sales, transfers, and dispositions of obsolete or worthless equipment; (B) non-material amendments or extensions to any Company Lease; (C) sales, transfers, and dispositions of inventory, gasoline, distillates and other refined products in the ordinary course of business; (D) sales, leases, transfers or other dispositions in the ordinary course of business that do not exceed $10 million in the aggregate; (E) sales, leases, transfers or other dispositions of non-operating properties; and (F) sales of store locations to dealers and leases of locations to independent operators on a consignment basis, in each case in the ordinary course of business and in connection with which the Company retains a fuel supply agreement);

(iv) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, or other ownership interests of the Company or declare, set aside or pay any dividend or other distribution in respect of such shares or interests other than for the purchase, redemption or other acquisition of shares of Company Common Stock from current or former employees or directors of the Company pursuant to the terms of any employment agreement or Company Benefit Plan;

(v) except as required by existing agreements, Company Benefit Plans, or as otherwise required by applicable Law, (A) except in the ordinary course of business consistent with past practice (and, with respect to awards made pursuant to the Company Stock Plans or the Company’s Long-Term Incentive Plan, consistent with Schedule 5.1(a)(ii) if applicable), increase the compensation or other benefits payable or provided to the Company’s directors or executive officers or employees, (B) enter into any employment, change of control, severance or retention agreement with any employee of the Company or its Subsidiary (except (1) for an agreement with an employee (other than an executive officer) who has been hired on at “at will” basis to replace an employee with such an agreement without any material increase in compensation or benefits from the prior employee’s agreement, (2) for severance agreements entered into with employees (other than executive officers) in the ordinary course of business consistent with past practice, or (3) for employment agreements (other than with executive officers) terminable on no more than thirty (30) days’ notice without penalty or severance obligation), or (C) establish, adopt, enter into or amend any Company Benefit Plan or other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as otherwise permitted pursuant to this Agreement (including pursuant to clause (A) of this Section 5.1(a)(v));

(vi) authorize or enter into any agreement, contract, or commitment (or series of such similar transactions) for any capital expenditures in excess of $10 million in the aggregate, except for (A) expenditures of the category and nature contemplated by, and in an aggregate amount not exceeding the aggregate amount provided in, the Company’s 2014 or 2015 budget (whether or not such capital expenditure is made during the 2014 or 2015 fiscal year), (B) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise and (C) expenditures associated with the opening of new stores in the ordinary course of business consistent with past practice;

(vii) make any acquisition of, or investment in, assets or capital stock of any other Person other than leases entered into in the ordinary course of business consistent with past practice;

(viii) except as required by Law, make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any material accounts receivable except in the ordinary course of business and consistent with past practice;

(ix) except as required by Law, (A) make or change any material Tax election, (B) change an annual accounting period, (C) file any amended material Tax Return, (D) enter into any closing agreement with respect to a material amount of Tax, (E) settle any material Tax claim or assessment relating to the Company or its Subsidiary, or (F) surrender any right to claim a refund of material Taxes;

(x) settle, release or forgive any claim requiring payments to be made by the Company or its Subsidiary in excess of $1 million individually, or $5 million in the aggregate, other than intercompany claims, or waive any right with respect to any material claim held by the Company or its Subsidiary other than in the ordinary course of business, or settle or resolve any claim against the Company or its Subsidiary on terms that require the Company or its Subsidiary to materially alter its existing business practices;

(xi) incur or guarantee any indebtedness for borrowed money (other than from the Company or its Subsidiary except (A) for any indebtedness incurred under any credit agreement existing on the date hereof in the ordinary course of business and in a manner consistent with past practice; (B) for any indebtedness between the Company and its Subsidiary); (C) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness; (D) for any guarantees by the Company of indebtedness of its Subsidiary or guarantees by the Company’s Subsidiary of indebtedness of the Company, which indebtedness is incurred in compliance with this Section 5.1(a)(xi); and (E) with respect to any indebtedness not in accordance with clauses (A) through (D), for any indebtedness not to exceed $10 million in aggregate principal amount outstanding at the time incurred by the Company or its Subsidiary, provided, however, that in the case of each of clauses (A) through (E) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiary, or, following the Closing Date, the Parent and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof; or

(xii) commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiary prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiary shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiary’s operations.

Section 5.2. Notice of Certain Matters. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company shall promptly give notice to Parent upon having Knowledge of (a) any breach by the Company of any of its representations, warranties or covenants contained herein that would be likely to cause the conditions set forth in Sections 8.2(a) and 8.2(b) not to be satisfied, (b) receipt of written notice from any third party alleging that the consent of such third party is required in connection with the transactions contemplated by this Agreement if the failure to obtain such consent would reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement, or (c) the existence of any event or circumstance that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect or would otherwise be reasonably likely to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied.

ARTICLE VI.

COVENANTS OF PARENT AND MERGER SUB

Section 6.1. Conduct of the Business Before the Closing Date. Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct the operations of Parent or its Subsidiary prior to the Closing Date or at any other time.

Section 6.2. Indemnification Continuation.

(a) For purposes of this Section 6.2, (i) “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, (x) an officer or director of the Company or its Subsidiary or (y) serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust and (ii) “Proceeding” shall mean any claim, action, suit, proceeding or investigation.

(b) From and after the Effective Time, Parent shall, or Parent shall cause the Surviving Corporation to the fullest extent permitted by applicable Law, to provide indemnification to each Indemnified Person to the same extent and under the same conditions and procedures as such Indemnified Person is entitled on the date hereof under the Company Organizational Documents (or the corresponding organizational documents of the Company’s Subsidiary) and as provided in employment or indemnification agreements with such Indemnified Person as in effect on the date hereof in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Indemnified Person is or was an officer or director of the Company or its Subsidiary, or is or was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, to the extent pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated hereby. The Surviving Corporation shall not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of the Company

Organizational Documents or the corresponding organizational documents of the Company’s Subsidiary as in effect immediately prior to the Effective Time or in any indemnification contracts of the Company or its Subsidiary with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, in each case in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or its Subsidiary.

(c) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Surviving Corporation may substitute therefor policies with reputable carriers of at least the same coverage containing terms, conditions and exclusions that are not less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.2(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 300% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 300% of current annual premiums. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, a six-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person. If such “tail” policy has been established by the Company, Parent shall not terminate such policy and shall cause all of the Company’s obligations thereunder to be honored by Parent and the Surviving Corporation.

(d) The provisions of this Section 6.2 shall survive the consummation of the Merger for a period of six years and are expressly intended to benefit each of the Indemnified Persons; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(e) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable requirements under Law, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company and its Subsidiary against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company and its Subsidiary at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated herein; provided, however, that the Indemnifying Parties will not be liable for any settlement effected without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable requirements under Law, advance reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.2(e) with reasonable promptness after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.2(e).

(f) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.2.

(g) The provisions of this Section 6.2 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by the applicable requirement under Law, this Section 6.2 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their heirs without the prior written consent of the affected Indemnified Person.

Section 6.3. Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Parent shall promptly give notice to the Company upon (a) having Knowledge of any breach by Parent of any of its representations, warranties or covenants contained herein that would be likely to cause the conditions set forth in Sections 8.3(a) and 8.3(b) not to be satisfied; (b) written receipt of notice from any third party alleging that the consent of such third party is required in connection with the transactions contemplated by this Agreement if the failure to obtain such consent would reasonably be expected to have a Parent Material Adverse Effect or (c) the existence of any event or circumstance that, individually or in the aggregate, has had or is reasonably likely to result in a Parent Material Adverse Effect or would be reasonably likely to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied.

ARTICLE VII.

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.1. Preparation of Proxy Statement; Company Stockholders Meeting.

(a) As promptly as practicable but in any event no later than the fifteenth (15th) Business Day following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement, and Parent shall furnish all information concerning itself and Merger Sub and their respective officers, directors, Affiliates and agents that is required to be included in the Proxy Statement under the Exchange Act. The Proxy Statement shall include the Company Board Recommendation, except to the extent a Change in Recommendation has occurred in accordance with Section 7.4. The Company shall use reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable and thereafter mailed to the Company’s stockholders as promptly as practicable.

(b) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement, and the Company, on the one hand, and Parent, on the other hand, shall, and each shall cause its Affiliates to, provide the other(s) with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the transactions contemplated hereby. The Company shall (i) cause the Proxy Statement to comply as to form with the requirements of the Exchange Act applicable thereto, (ii) use its reasonable best efforts to resolve, with the assistance of, and after consultation with, Parent, as provided by this Section 7.1(b), as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Proxy Statement. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Prior to the filing or mailing of the Proxy Statement (or any amendment or supplement thereto) or responding to any SEC comments on the Proxy Statement, each of the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, shall (i) provide each other with a reasonable opportunity to review and comment on the Proxy Statement and all amendments or supplements to the foregoing documents and (ii) consider in good faith such comments reasonably proposed by the Company and its Affiliates, on the one hand, or Parent and its Affiliates, on the other hand, as applicable.

(c) The Company shall, on or as soon as reasonably practicable following the date the SEC confirms that it has no further comments on the Proxy Statement, take all action necessary to establish a record date for, call, give notice of, and hold, the Company Stockholders Meeting for the purpose of obtaining the Required Company Vote and conducting any advisory vote required under Section 14A(b) of the Exchange Act. In connection with such meeting, the Company will, subject to Section 7.4(b) and Section 7.4(c), use its reasonable best efforts to obtain the Required Company Vote, including soliciting from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as reasonably requested Parent or Merger Sub. The information supplied or to be supplied by the Company specifically for inclusion in the Proxy Statement, shall not, on the date(s) the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company may not adjourn or postpone the Company Stockholders Meeting without consulting with Parent except (A) to the extent necessary under applicable Law to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (B) in order to obtain a quorum of stockholders, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(d) Parent agrees to cause all shares of Company Common Stock owned by Parent or any Subsidiary of Parent to be voted in favor of the adoption of the Agreement at the Company Stockholders Meeting.

Section 7.2. Access to Information. During the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, subject to applicable Laws, upon reasonable advance notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, contracts and records and the Company shall furnish promptly to Parent such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities at its expense and in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a contract or obligation of confidentiality owing to a third party, waive the protection of an attorney-client privilege, or expose the Company to risk of liability for disclosure of sensitive or personal information. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, contract or obligation or risk waiver of such privilege. Each party hereto will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of that certain agreement, dated September 11, 2014 (the “Confidentiality Agreement”), between the Company and Alimentation Couche-Tard Inc.

Section 7.3. Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) using its commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties, (iii) subject to Section 7.5, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company, its Subsidiary, Parent or Merger Sub be required to pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) promptly, but in no event later than fifteen (15) Business Days after the date hereof, file any and all required notification and report forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and use their commercially reasonable efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use their commercially reasonable efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) promptly making all such filings and timely using their commercially reasonable efforts to obtain all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity and (iv) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all further action as may be necessary to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Law (other than with respect to any stockholder litigation or claim related to this Agreement, the Merger or the other transactions contemplated by this Agreement) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiary and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ businesses, product lines or assets (the actions described in the foregoing clauses (x) and (y) being “Divestiture Actions”), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the Closing; provided that neither the Company nor its Subsidiary shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs. Except as otherwise permitted under this Agreement, the Company, Parent and Merger Sub shall not (and shall cause their Subsidiaries and Affiliates not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing.

(c) The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 7.3, and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of all material notices or other material communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiary, or proposals from third parties with respect thereto, (y) as necessary or appropriate to address reasonable privilege concerns or reasonable confidentiality concerns relating to proprietary or commercially sensitive information regarding Parent and its operations. Each of the Company, Parent and Merger Sub agrees not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with any material matter relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 7.3, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company, Parent and Merger Sub shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger and the other transactions contemplated by this Agreement.

(e) Notwithstanding the foregoing provisions of this Section 7.3 or anything else herein to the contrary, Parent shall have the sole right (subject to compliance with its obligations under this Section 7.3) to determine, direct and have full control over the strategy and process by which the parties will seek required approvals under the HSR Act and any other antitrust Laws and to control the defense or prosecution of any claims, actions or proceedings relating thereto, including all matters relating to any Divestiture Actions.

(f) Nothing in this Section 7.3 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 7.3.

Section 7.4. No Solicitation; Acquisition Proposals.

(a) Except as otherwise expressly provided in this Section 7.4, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, neither the Company nor its Subsidiary shall, nor shall the Company or its Subsidiary authorize or permit any of their Representatives to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage the submission of any inquiry, discussion, offer, proposal or request from any Person (other than Parent) that could constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) grant any waiver under any confidentiality, “standstill” or similar obligation of any third party with respect to the Company or its Subsidiary, (iii) engage in or enter into, continue or otherwise participate in any discussions or negotiations in connection with an Acquisition Proposal or any inquiry, discussion, offer, proposal or request that could reasonably be expected to lead to an Acquisition Proposal, (iv) furnish non-public information relating to the Company and its Subsidiary or afford access to the Company’s and its Subsidiary’s officers, employees, agents, properties, books, contracts and records to any third party (and its Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer, proposal or request that could reasonably be expected to lead to an Acquisition Proposal, (v) otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal or (vi) approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL. The Company shall immediately cease, and cause its Representatives to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to any Acquisition Proposal with or for the benefit of the Company to promptly return or destroy all confidential information, documents and materials relating to an Acquisition Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person and immediately terminate any “data room” or similar access of such Persons and their Representatives. For purposes of this Section 7.4, the term “Person” means any Person other than, with respect to the Company, Parent or any Subsidiaries of Parent and, with respect to Parent, the Company.

(b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through Affiliates or Representatives, may (i) take and disclose to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to any Acquisition Proposal, and make any disclosure to the Company’s stockholders in each case only if and to the extent the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law or is otherwise required under applicable Law and (ii) prior to the Company Stockholders Meeting, (A) engage in negotiations or discussions with any Person (and its Representatives) in response to a bona fide written Acquisition Proposal submitted by such Person after the date hereof and not as a result of any violation of this Section 7.4, (B) furnish to such Person information relating to the Company or its Subsidiary and provide access to the Company’s and its Subsidiary’s officers, employees, agents, properties, books, contracts and records in each case pursuant to an Acceptable Confidentiality Agreement and/or (C) modify, waive, amend or release any existing standstill obligations owed by any such Person to the Company or any of its Subsidiaries; provided, further, that the Board of Directors of the Company shall be permitted to take an action described in the foregoing clause (ii) if, and only if, prior to taking such particular action, (x) the Board of Directors of the Company has determined in good faith (A) after consultation with outside legal counsel and financial advisors that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal and (B) after consultation with outside counsel that failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law, (y) the Company has complied with Section 7.4(d), and (z) prior to furnishing such information or affording such access, the Company has entered into an Acceptable Confidentiality Agreement with such Person and, to the extent nonpublic information that has not been made available to Parent is made available to such Person, furnish such nonpublic information to Parent substantially concurrently with the time it is furnished to such other Person.

(c) Except as set forth in this Section 7.4(c), neither the Company’s Board of Directors nor any committee thereof shall (i) withdraw, qualify, modify or amend (or publicly propose to withdraw, qualify, modify or amend) the Company Board Recommendation in any manner adverse to Parent, (ii) approve, endorse or recommend an Acquisition Proposal, or (iii) approve, recommend or allow the Company to enter into a letter of intent or contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into following compliance with this Section 7.4) (each, a “Change in Recommendation”). Notwithstanding anything in Section 7.1 or this Section 7.4 to the contrary, at any time prior to the receipt of the Required Company Vote, (x) the Board of Directors of the Company may (i) make a Change in Recommendation of the type referred to in Section 7.4(c)(i) in response to a Company Intervening Event, or (ii) make a Change in Recommendation of any type following receipt of a written Acquisition Proposal that the Board of Directors of the Company determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, in each case if, and only if, the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law and the Company complies with Section 7.4(d) or (y) following receipt of a written Acquisition Proposal that the Board of Directors of the Company determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, the Board of the Directors of the Company may terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (an “Alternative Acquisition Agreement”) with respect to such Superior Proposal, if, and only if, the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law and the Company complies with Section 7.4(d) and, concurrently with entering into an Alternative Acquisition Agreement with respect to such Superior Proposal, (1) the Company terminates this Agreement in accordance with the provisions of Section 9.1(g) and (2) the Company pays the Company Termination Fee.

(d) Prior to the Company taking any action permitted (i) under Section 7.4(c)(x)(i), (A) the Company shall have provided Parent with four Business Days’ prior written notice advising Parent it intends to effect a Change in Recommendation and specifying, in reasonable detail, the reasons therefor, (B) during such four Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent to amend the terms of this Agreement in a manner that obviates the need to effect a Change in Recommendation, and (C) Parent shall not have made during such four Business Day period a written, definitive proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, which obviates the need for such Change in Recommendation, or (ii) under Section 7.4(c)(x)(ii) or Section 7.4(c)(y), (A) the Company shall provide Parent with four Business Days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Acquisition Proposal, or any other material amendment to any applicable Acquisition Proposal, shall require a new notice and an additional two Business Day period) advising Parent that the Board of Directors of the Company intends to take such action, and if applicable, specifying the material terms and conditions of the Superior Proposal and that the Company shall, during such four Business Day period (or subsequent two Business Day period), (B) the Company shall have negotiated in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (C) Parent shall not have made during such four Business Day period a written, definitive proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, causes such Superior Proposal to no longer be a Superior Proposal. Such good faith negotiations shall in each case include permitting Parent to meet or negotiate with the Company’s legal and financial advisors.

(e) The Company shall notify Parent as promptly as practicable (but in any event within 24 hours) after receipt or occurrence of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Company or its Subsidiary or for access to the business, properties, assets, books or records of the Company or its Subsidiary or any third party. Such notice shall identify the proponent and the material terms and conditions of any such Acquisition Proposal, inquiry or request. The Company shall keep Parent informed in all material respects on a reasonably prompt basis, of material developments, discussions and negotiations with respect thereto.

Section 7.5. Stockholder Litigation. Each of the Company and Parent shall keep the other party hereto informed of, and cooperate with such party in connection with, any stockholder litigation or claim against such party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall give Parent the opportunity to participate in the defense or settlement of any such litigation or claim, subject to a customary joint defense agreement, and the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation or claim arising or resulting from the transactions contemplated by this Agreement or consent to the same without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed).

Section 7.6. Public Announcements. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other transactions contemplated by this Agreement; provided, that, except as set forth in the following sentence, any such further press release or public statement by the Company or Parent or their respective Representatives shall require the other party’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed). Notwithstanding the foregoing: (a) each of the foregoing parties may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Reports, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (b) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by requirements under Law; provided, that such party shall, to the extent permitted by Law, nonetheless consult with the other in advance of such release, announcement or statement, and (c) subject in each case to compliance with Section 7.4, the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made pursuant to Section 7.4 or with respect to any Change in Recommendation, Acquisition Proposal or Superior Proposal.

Section 7.7. Section 16 Matters. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8. Employee Matters.

(a) From and after the Effective Time, Parent shall or shall cause the Surviving Corporation to, honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time. Without limiting the foregoing, during the period beginning on the Effective Time and ending on the first (1st) anniversary of the Effective Time, Parent shall provide, or shall cause the Surviving Corporation or its Subsidiaries to provide, employees who continue to be employed by the Surviving Corporation or its Subsidiaries (collectively, the “Continuing Employees”) with (i) a base salary or hourly wage rate that, in each case, are no less favorable than those as were provided to such Continuing Employees immediately prior to the Effective Time, (ii) incentive compensation opportunities that are no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries and (iii) other employee benefits (other than stock or equity based benefits) that, in the aggregate, are no less favorable than were provided to such Continuing Employees immediately prior to the Effective Time. Any other provision of this Agreement to the contrary notwithstanding, Parent shall provide, or shall cause the Surviving Corporation or one of its Subsidiaries to provide, to each Continuing Employee whose employment terminates during the eighteen (18) month period following the Effective Time, severance benefits no less favorable than the severance benefits provided for under the severance arrangements of Parent and its Subsidiaries (other than the Company and its Subsidiary), except as otherwise required pursuant to a plan, program, agreement or arrangement covering the applicable Continuing Employee that is set forth on Schedule 3.18(g)(ii) or entered into after the date hereof with Parent’s prior written consent pursuant to Section 5.1(a)(v)(B).

(b) From and after the Effective Time, Parent shall or shall cause the Surviving Corporation to, (i) grant all Continuing Employees credit for any service with the Company or its Subsidiary earned prior to the Effective Time for eligibility, vesting, and benefit accrual purposes (except that no credit shall be granted for benefit accrual purposes under a severance plan, program, agreement or arrangement except as specifically provided in clause (ii)) in each case under any benefit or compensation plan, program, agreement or arrangement in which the Continuing Employees commence to participate on or after the Effective Time (collectively, the “New Plans”), to the extent permitted by the New Plans and except as would result in a duplication of benefits; and (ii) provide all Continuing Employees who are eligible under The Pantry, Inc. Severance Pay Plan (the “Severance Pay Plan”) as of the Effective Time severance benefits that are no less favorable than those provided to them under the Severance Pay Plan except that such Continuing Employees shall not be entitled to any less than four weeks’, or any more than 20 weeks’, Base Weekly Pay (as defined in the Severance Pay Plan), taking into account all service whether before or after the Effective Time. In addition, Parent shall use commercially reasonable efforts to (x) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans, and (y) cause any deductible, co-insurance and covered out-of-pocket expenses paid during the calendar year in which commencement of participation in such New Plan begins and prior to such commencement of participation by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under such New Plan in the year of initial participation.

(c) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans, as applicable, will occur at or prior to the Effective Time.

(d) Immediately prior to the Effective Time, the Company shall have the right to pay full year annual bonus awards in respect of the fiscal year in which the Effective Time occurs, with such payments to be based upon the greater of (i) actual performance (which shall be determined by linearly extrapolating, in good faith, the Company’s performance as of the Effective Time through the end of the Company’s fiscal year in which the Effective Time has occurred) and (ii) and target performance.

(e) Each award of performance-based cash granted pursuant to the Company’s 2007 Omnibus Plan, as amended and that is outstanding immediately prior to the Effective Time, whether vested or unvested (each, a “Cash-Based Award”), that is subject to performance-based vesting and for which the performance period is incomplete as of the Effective Time, shall as of the Effective Time, become fully vested (without regard to the satisfaction of any performance condition, vesting or other lapse condition) and be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount in cash equal to the greater of (i) the target amount of the Cash-Based Award and (ii) the actual amount that would have been paid pursuant to the Cash-Based Award based on actual performance achieved during the twelve (12) month period ending on the last day of the fiscal month most recently completed on or prior to the Effective Time.

(f) Nothing contained in this Section 7.8, express or implied, is intended to confer upon any employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Company Benefit Plan or other benefit or compensation plan, program, agreement or arrangement. Further, this Section 7.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.8, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.8.

Section 7.9. Credit Facilities. At least two Business Days prior to the Effective Time, the Company shall deliver to Parent a copy of an executed payoff letter in customary form with respect to the Company Credit Facilities, which payoff letter shall state that (i) such Company Credit Facilities and all related instruments and agreements, including any security or pledge agreements and guarantees shall be, as of no later than the Effective Time, terminated and of no further force and effect and (ii) all Liens in connection therewith shall be, as of the Effective Time, released and terminated and the Company shall confirm it will, as of the release and termination of such Liens, be entitled to the return of any collateral (including the equity securities of its Subsidiary) previously held by the administrative or collateral agent pursuant to such agreements.

Section 7.10. Stock Exchange De-Listing. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Global Select Market to enable the de-listing by the Surviving Corporation of the Shares from the NASDAQ Global Select Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days thereafter.

ARTICLE VIII.

CONDITIONS PRECEDENT

Section 8.1. Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement and the Merger by the stockholders of the Company.

(b) No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 8.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 7.3 shall have been the cause of, or shall have resulted in, such order or injunction or the failure of such order to be lifted.

(c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated pursuant to this Agreement under the HSR Act shall have been terminated or shall have expired; provided, however, that the provisions of this Section 8.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 7.3 shall have been the cause of, or shall have resulted in, such waiting period (or extension thereof) not to have been terminated or expired.

Section 8.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.25 (Vote Required) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time, (ii) the representations and warranties of the Company contained in Section 3.6 (Capitalization) and Section 3.9(a) (Absence of Certain Changes or Events) shall be true and correct in all respects (other than de minimis respects in the case of Section 3.6 (Capitalization)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date, and (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate of an executive officer of the Company to such effect.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

Section 8.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The Company shall have received a certificate of an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

Section 8.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions contemplated hereby or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.

ARTICLE IX.

TERMINATION

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, and except as provided below, whether before or after the Required Company Vote:

(a) By mutual written consent of Parent and the Company;

(b) By either the Company or Parent if the Effective Time shall not have occurred on or before December 18, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has resulted in the failure of the Effective Time to occur on or before the Termination Date, and such action or failure to perform constitutes a breach of this Agreement;

(c) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party hereto seeking to terminate this Agreement pursuant to this Section 9.1(c) shall have used its commercially reasonable efforts to remove such restraint or prohibition as required by this Agreement; and provided further that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party hereto whose breach of any provision of this Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

(d) By either the Company or Parent if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure at the Company Stockholders Meeting (including any adjournments or postponements thereof) to obtain the Required Company Vote;

(e) By Parent prior to obtaining the Required Company Vote, if (i) there shall have been a Change in Recommendation or the Board of Directors of the Company shall have approved or recommended a Superior Proposal (or the Board of Directors of the Company resolves to do any of the foregoing), whether or not permitted by Section 7.4, (ii) the Company shall have entered into, or publicly announced its intention to enter into, an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have willfully or intentionally breached in any material respect or willfully or intentionally failed to perform in any material respect any of the covenants and agreements set forth in Section 7.4, (iv) the Board of Directors of the Company fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the

Company or the Person making such Acquisition Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company’s Board of Directors (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 9.1(e); provided that any right to terminate this Agreement pursuant to this Section 9.1(e) shall expire at 5:00 p.m. Eastern Time on the fifth (5th) Business Day after the date on which Parent has Knowledge of the applicable event causing its termination right to arise pursuant to this Section 9.1(e);

(f) By the Company, pursuant to Section 7.4(c)(y), subject to its compliance in all material respects with the applicable provisions of Section 7.4;

(g) By the Company if there shall have been a breach on the part of Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement (other than any breach of Section 4.8) such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement (other than an intentional breach of Parent’s obligations under Article I), if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(h) By Parent if there shall have been a breach on the part of the Company of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 9.2. Termination Fee.

(a) In the event that:

(i) Parent shall terminate this Agreement pursuant to Section 9.1(e);

(ii) the Company shall terminate this Agreement pursuant to Section 9.1(f); or

(iii) (A) this Agreement shall be terminated either (x) pursuant to Section 9.1(d) and prior to the Company Stockholders Meeting an Acquisition

Proposal shall have been publicly disclosed and not withdrawn or (y) pursuant to Section 9.1(h) due to a willful or intentional material breach by the Company of any covenant set forth in Article 7 hereof and prior to such termination, an Acquisition Proposal shall have been publicly disclosed or otherwise made or communicated to the Company or the Company’s Board of Directors, and not withdrawn and, in either such case, (B) within 12 months following the date of such termination of this Agreement, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal, or any Acquisition Proposal shall have been consummated (in each case whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or publicly disclosed); provided, that, for purposes of this Section 9.2(a)(iii), all references in the definition of Acquisition Proposal to “20%” shall be deemed to be references to “50%” instead and if a Person (other than Parent) makes an Acquisition Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholders Meeting, as applicable, and, within 12 months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes an Acquisition Proposal that is publicly disclosed, such initial Acquisition Proposal shall be deemed to have been “not withdrawn”;

then, in any such event, the Company shall pay the Company Termination Fee (as defined below) to Parent or its designee by wire transfer of same day funds (x) in the case of Section 9.2(a)(i), within two Business Days after such termination, (y) simultaneously with such termination if pursuant to Section 9.2(a)(ii), or (z) in the case of Section 9.2(a)(iii), immediately prior to and as a condition to entering into such agreement or consummating such transaction; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. As used herein, “Company Termination Fee” shall mean (A) a cash amount equal to $39.5 million. In the event that Parent or its designee shall receive full payment pursuant to this Section 9.2(a), together with reimbursement of any applicable expenses and interest pursuant to Section 9.2(b), the receipt of the Company Termination Fee and reimbursement of any applicable expenses and interest pursuant to Section 9.2(b) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 9.2(a) shall limit the rights of Parent and Merger Sub under Section 10.4(c).

(b) The Company acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions, and that without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 9.2, and, in order to obtain the payment, Parent commences an action that results in a judgment against the Company for the payment set forth in this Section

9.2, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. If the Company fails to timely pay an amount due pursuant to this Section 9.2, the Company shall pay Parent interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

Section 9.3. Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates. Notwithstanding the foregoing: (i) no such termination shall relieve the Company of its obligation to pay the Company Termination Fee, if, as and when required pursuant to Section 9.2; (ii) subject to the limitations set forth in Section 9.2, no such termination shall relieve any party for liability for such party’s willful or intentional breach of this Agreement or for fraud; and (iii) (A) the Confidentiality Agreement, and (B) the provisions of Section 9.2, this Section 9.3, and Article X will survive the termination of this Agreement.

Section 9.4. Amendment. This Agreement may be amended by the parties hereto, with the approval of their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made that by Law requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.5. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X.

MISCELLANEOUS

Section 10.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the

Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

Section 10.2. Disclosure Schedules.

(a) The inclusion of any information in the Company Disclosure Schedule accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such Company Disclosure Schedule, that such information is required to be listed in such Company Disclosure Schedule or that such information is material to any party or the conduct of the business of any party.

(b) Any item set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained in the Agreement will be deemed to be disclosed with respect to all other applicable representations, warranties and covenants contained in the Agreement to the extent any description of facts regarding the event, item or matter is disclosed in such a way as to make reasonably apparent from such description or specified in such disclosure that such item is applicable to such other representations, warranties or covenants whether or not such item is so numbered.

Section 10.3. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that Merger Sub may assign its rights and obligations under this Agreement to another direct Wholly Owned Subsidiary of Parent without the consent of the Company. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 10.4. Governing Law; Jurisdiction; Specific Performance.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by applicable Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 10.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4(b).

(c) Specific Performance.

(i) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party acknowledges and agrees that (x) each party is entitled to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy, (y) the availability of any monetary remedy (1) is not intended to and does not adequately compensate for the harm that would result from a breach of this Agreement and (2) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (z) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to consummate the Merger survive any termination of this Agreement.

(ii) Each party further agrees that (A) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity and (B) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.4(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.5. Expenses. All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses, except as provided in Section 9.2.

Section 10.6. Severability; Construction.

(a) In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

(c) All references to “$” or USD herein shall be references to U.S. Dollars.

Section 10.7. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iii) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Company:

The Pantry, Inc.

305 Gregson Drive

Cary, NC 27511

Attn:	Clyde Preslar
Thomas Carney

Copy to (such copy not to constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn:	Steven A. Seidman
Laura L. Delanoy

If to Parent or Merger Sub:

Couche-Tard U.S. Inc.

4080 W. Jonathan Moore Pike

Columbus, IN 47201

Attn:	Brian P. Hannasch

Copy to (such copy not to constitute notice):

Faegre Baker Daniels LLP

600 East 96th Street, Suite 600

Indianapolis, IN 46240

Attn:	J. Jeffrey Brown
Michael A. Stanchfield

Any party may change its address for the purpose of this Section 10.7 by giving the other party written notice of its new address in the manner set forth above.

Section 10.8. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 10.9. Parties in Interest. Except for (i) the rights of the Company stockholders to receive the Merger Consideration (following the Effective Time) in accordance with the terms of this Agreement (of which the stockholders are the intended beneficiaries following the Effective Time), and (ii) the rights to continued indemnification and insurance pursuant to Section 6.2 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time) nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third person any right of subrogation or action over or against the Company or Parent.

Section 10.10. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.11. Counterparts. This Agreement may be executed in the original or by telecopy or electronic transmission of a .pdf file containing an executed signature page, in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 10.12. Definitions. As used in this Agreement:

“2014 Form 10-K” shall have the meaning set forth in Article III.

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement between the Company and a Person making an Acquisition Proposal which was entered into prior to the date hereof, or if entered into on or after the date hereof, is entered into only in compliance with the provisions of Section 7.4 and on terms not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of Section 7.4 and shall not be required to include a standstill or similar covenants).

“Acquisition Proposal” shall mean (i) any offer or proposal (x) for a merger, reorganization, recapitalization, consolidation, tender offer, share exchange, business combination or other similar transaction involving the Company or its Subsidiary that would result in any Person beneficially owning 20% or more of the voting power of the Company, (y) to acquire, directly or indirectly, securities representing more than 20% of the voting power of the Company, or (z) for the sale, lease, exchange, mortgage, transfer or other disposition of more than 20% of the consolidated assets of the Company or to which 20% or more of the Company’s consolidated revenue or earnings are attributable, (ii) a reorganization, recapitalization, liquidation or dissolution of the Company, or (iii) any other transaction having a similar effect to the foregoing; in each case other than the Merger contemplated by this Agreement and whether in a single transaction or a series of related transactions.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 7.4(c).

“Board of Directors” shall mean the Board of Directors of any specified Person and any committees thereof.

“Book-Entry Shares” shall mean non-certificated shares of Company Common Stock represented by book-entry.

“Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in the City of New York are permitted or required to be closed.

“Cash-Based Award” shall have the meaning set forth in Section 7.8(e).

“Certificate” shall have the meaning set forth in Section 1.7(b).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Change in Recommendation” shall have the meaning set forth in Section 7.4(c).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in Section 2.7.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Benefit Plan” shall mean (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (iii) any other employment, severance, deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan, policy, program, agreement or arrangement, in each case, that is sponsored or maintained by the Company or its Subsidiary solely for the benefit of employees of the Company or its Subsidiary.

“Company Board Recommendation” shall have the meaning set forth in Section 3.5.

“Company Common Stock” shall mean each share of common stock, $0.01 par value, of the Company.

“Company Credit Facilities” shall mean the obligations of the Company and the Guarantors (as defined therein) under the Fourth Amended and Restated Credit Agreement, dated as of January 14, 2014, among the Company, the Guarantors and Wells Fargo Bank, National Association, as administrative agent for the lenders thereunder, and all related Credit Documents (as defined therein).

“Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company on the date hereof.

“Company Financial Statements” shall mean each of the financial statements (including, in each case, any notes thereto) of the Company contained in or incorporated by reference into the Company SEC Reports.

“Company Intellectual Property” shall mean all Intellectual Property owned, used or held for use by the Company or any Subsidiary.

“Company Intervening Event” shall mean a material event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company that (i) is unknown to or by, or if known, the magnitude or material consequences of which were not reasonably foreseeable by, the Board of Directors of the Company as of the date of this Agreement, (ii) becomes known to or by the Board of Directors of the Company prior to obtaining the Required Company Vote and (iii) does not relate to (A) any Acquisition Proposal, (B) any event, fact, circumstance, development or occurrence relating to Parent, Merger Sub or any of their Affiliates, (C) clearance of the Merger under the HSR Act or (D) the mere fact the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (but in all cases in this clause (D) excluding the underlying reasons therefor).

“Company Leases” shall have the meaning set forth in Section 3.12(b).

“Company Licenses and Permits” shall have the meaning set forth in Section 3.14.

“Company Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is or is reasonably likely to become, materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiary, taken as a whole; provided, however, that Company Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts arising out of or attributable to (i) general economic, business, financial or market conditions, (ii) the industries in which the Company and its Subsidiary operate, (iii) changes in Law, (iv) changes in GAAP, (v) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including any disruption in or loss of supplier, distributor, partner, customer or similar relationships or any loss of employees or litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated hereby, (vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vii) earthquakes, hurricanes, floods, or other natural disasters, to the extent covered by insurance, (viii) any change in the market price or trading volume of the Company’s stock (it being understood that the underlying cause of such change may be taken into consideration in determining whether a Company Material Adverse Effect has occurred), (ix) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company (it being understood that the underlying causes of such failure may be taken into consideration in determining whether a Company Material Adverse Effect has occurred), (x) any action taken by the Company at the written direction of Parent or any action specifically required to be taken by the Company, or the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor, or (xi) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub, or any of their respective Affiliates; except, in the case of the foregoing clauses (i) through (iv), to the extent that such event, change, circumstance, effect, development or state of facts adversely affects the Company and its Subsidiary in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industries in which the Company and its Subsidiary operate, or (b) would or would reasonably be expected to prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement, including the satisfaction of the conditions precedent to the Merger and consummating the Merger and the other transactions contemplated by this Agreement.

“Company Option” shall have the meaning set forth in Section 1.8(a).

“Company Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, together with all amendments thereto.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned by the Company or any Subsidiary.

“Company Owned Real Property” shall have the meaning set forth in Section 3.12(a).

“Company Property” shall have the meaning set forth in Section 3.12(b).

“Company Registered Intellectual Property” shall have the meaning set forth in Section 3.13(b).

“Company Restricted Share Award” shall have the meaning set forth in Section 1.8(b).

“Company RSU Award” shall have the meaning set forth in Section 1.8(c).

“Company SEC Reports” shall have the meaning set forth in Section 3.8(a).

“Company Stock Plans” shall have the meaning set forth in Section 1.8(a).

“Company Stockholders Meeting” shall have the meaning set forth in Section 3.8(d).

“Company Termination Fee” shall have the meaning set forth in Section 9.2(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 7.2.

“Continuing Employees” shall have the meaning set forth in Section 7.8(a).

“DGCL” shall have the meaning set forth in the Recitals hereto.

“Dissenting Shares” shall have the meaning set forth in Section 1.7(d).

“Dissenting Stockholder” shall have the meaning set forth in Section 1.7(d).

“Divestiture Actions” shall have the meaning set forth in Section 7.3(b).

“DOJ” shall mean the Antitrust Division of the United States Department of Justice.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrances” shall mean any claim, lien, pledge, option, right of first refusal or offer, preemptive right, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction, encumbrance or other rights of third parties.

“Environmental Laws” shall have the meaning set forth in Section 3.21.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall have the meaning set forth in Section 3.8(a).

“Exchange Agent” shall have the meaning set forth in Section 2.1.

“Exchange Fund” shall have the meaning set forth in Section 2.1.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” shall mean any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

“Hazardous Materials” shall mean any substance or material presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law.

“HSR Act” shall have the meaning set forth in Section 3.4.

“Indemnified Person” shall have the meaning set forth in Section 6.2(a)(i).

“Indemnifying Parties” shall have the meaning set forth in Section 6.2(e).

“Intellectual Property” shall mean all of the following, whether registered or unregistered, including any and all applications to register: (i) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) Patents; inventions (whether or not patentable), know-how; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrighted and copyrightable writings, and applications or registrations in any jurisdiction for the foregoing; (v) domain names and registrations pertaining thereto and all intellectual property used in connection with or contained in web sites; (vi) license, royalty or other agreements relating to any of the foregoing; and (vii) claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, (i) with respect to the Company, the actual knowledge of the executive officers of the Company, or (ii) with respect to Parent, the actual knowledge of the executive officers of Parent.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, settlement, order, injunction, decree, arbitration award or agency requirement of any Governmental Entity.

“Lien” shall mean any mortgage, pledge, security interest, Encumbrance or title defect, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction.

“Material Contract” shall have the meaning set forth in Section 3.17(a).

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.7(a).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“New Plans” shall have the meaning set forth in Section 7.8(b).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, would or would reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy its obligations under this Agreement, including the satisfaction of the conditions precedent to the Merger and consummating the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall mean the certificate of incorporation and by-laws of Parent, together with all amendments thereto.

“Patents” shall mean all patent and patent applications in any jurisdiction, and all re-issues, continuations, divisionals, continuations-in-part or extensions of any of the foregoing.

“Permitted Liens” shall mean (a) liens for utilities or Taxes not yet due and payable or being contested in good faith, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessors’, landlords’ and other similar liens arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith and for which appropriate reserves have been included on the balance sheet of the applicable Person, (c) liens for Taxes, assessments, or governmental charges or levies on a Person’s properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, licenses, restrictive covenants and similar Encumbrances or impediments against any assets or properties of an entity, and minor irregularities and defects of title, in each case that do not materially adversely affect their value or materially interfere with their continued use in the business of the applicable

Person as currently conducted, (e) matters that would be disclosed by an inspection, current title policies, title commitments and/or surveys of each property, as applicable, (f) Liens granted in respect of any debt or securing any obligations with respect thereto and other Liens, in each case as set forth on Schedule 10.12(f), (g) Liens arising out of pledges or deposits under worker’s compensation Law, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (h) Liens and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (i) Liens and deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (j) Liens arising from protective filings, (k) Liens in favor of a banking institution arising as a matter of applicable Law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and that are within the general parameters customary in the banking industry, (l) Liens in favor of the Company or Parent, as the case may be, or any of its Subsidiaries, (m) Liens constituting any interest of title of a lessor, a licensor or either’s creditors in the property subject to any lease (other than a capital lease), and leases, subleases, licenses or sublicenses granted to any other Person that do not materially interfere with the ordinary course of business of the Person, (n) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, (o) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property relating to such letters of credit and products and proceeds thereof, in each case as set forth on Schedule 10.12(o), (p) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangement for the sale of goods entered into in the ordinary course of business, (q) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Company Property that are not violated by the current use and operation of the Company Property, (r) title to any portion of the premises lying within the right of way or boundary of any public road or private road that, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Company Property and (s) encroachments of improvements on the Company Property onto adjoining real property and encroachments of improvements on adjoining real property on the Company Property that, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Company Property.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as defined in the Exchange Act).

“Proceeding” shall have the meaning set forth in Section 6.2(a)(ii).

“Proxy Statement” shall have the meaning set forth in Section 3.8(d).

“Representatives” shall mean, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives and intermediaries of such Person and its Subsidiaries.

“Required Company Vote” shall have the meaning set forth in Section 3.25.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Severance Pay Plan” shall have the meaning set forth in Section 7.8(b).

“Solvent” shall have the meaning set forth in Section 4.14.

“Subsidiary” when used with respect to any Person shall mean (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which at least 50% of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Superior Proposal” shall mean any bona fide Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) received after the date hereof without any material violation of Section 7.4 that the Board of Directors of the Company determines in its good faith judgment (after consultation with the Company’s outside legal counsel and financial advisors of nationally recognized reputation and taking into account all financial, legal, regulatory and other aspects of the Acquisition Proposal the Board of Directors of the Company considers to be appropriate) (i) would be, if consummated, more favorable to the Company’s stockholders from a financial point of view than this Agreement and the Merger and (ii) is reasonably likely to be consummated if accepted; provided, that, for purposes of the definition of “Superior Proposal,” each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%.” Reference to “this Agreement” and “the Merger” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that are agreed to in writing by Parent pursuant to Section 7.4(d).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

“Taxes” shall mean all U.S. federal, state, or local or non-U.S. taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales,

use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated, and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto; and “Tax” shall mean any one of them.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“the other party” shall mean, with respect to the Company, Parent and shall mean, with respect to Parent, the Company.

“UST Funds” shall have the meaning set forth in Section 3.22.

“UST Systems” shall have the meaning set forth in Section 3.22.

“Wholly Owned Subsidiary” of any specified Person shall mean a Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

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SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COUCHE-TARD U.S. INC.

By:	/s/ Darrell Davis
Darrell Davis
Senior Vice President

CT-US ACQUISITION CORP.

By:	/s/ Raymond Paré
Raymond Paré
Vice President

THE PANTRY, INC.

By:	/s/ Dennis G. Hatchell
Dennis G. Hatchell
President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]